Exhibit 21

Subsidiaries of Tetra Tech, Inc.

NAME	JURISDICTION OF FORMATION
Advanced Management Technology, Inc.	Virginia
American Environmental Group, Ltd.	Ohio
America's Schoolhouse Consulting Services, Inc.	New York
ARD, Inc.	Vermont
Ardaman & Associates, Inc.	Florida
BIOCNG, LLC	New York
Coffey UK Limited	United Kingdom
Cornerstone Environmental Group, LLC	New York
Cosentini Associates, Inc.	New York
Delaney Crushed Stone Products, Inc.	New York
Foothills Indemnity, Inc.	Hawaii
Fort Point Associates, Inc.	Massachusetts
Glumac	California
Hydro-Ops LLC	Delaware
INDUS Corporation	Virginia
Integrated Justice Systems International, LLC	Delaware
Management Systems International, Inc.	District of Columbia
PRO-telligent, LLC	Delaware
Rooney Engineering, Inc.	Colorado
Tetra Tech Alaska, L.L.C.	Alaska
Tetra Tech Australia Pty Ltd	Australia
Tetra Tech BAS, Inc.	California
Tetra Tech Cape Canaveral, LLC	Florida
Tetra Tech CES, LLC	Washington
Tetra Tech Coffey Holding LLC	Delaware
Tetra Tech Coffey Holding Pty Limited	Australia
Tetra Tech Construction, Inc.	New York
Tetra Tech EC, Inc.	Delaware
Tetra Tech EMC, Inc.	California
Tetra Tech ES, Inc.	Delaware
Tetra Tech Executive Services, Inc.	California
Tetra Tech Expeditionary Operations, Inc.	Delaware
Tetra Tech Holding LLC	Delaware
Tetra Tech IC, Inc.	Alberta, Canada
Tetra Tech International, Inc.	Delaware
Tetra Tech MA, Inc.	Delaware
Tetra Tech MIMDU, LLC	Delaware
Tetra Tech New Martinsville, LLC	Delaware
Tetra Tech Technical Services, Inc.	Delaware
Tetra Tech Tesoro, Inc.	Virginia

Exhibit 21

Whalen & Company, Inc.	Delaware
Whalen Service Corps Inc.	Delaware